EXHIBIT 10.3b

TERMINATION PROTECTION AGREEMENT

AGREEMENT effective June 28, 2000 between Harcourt General, Inc. and John R. Cook (the "Executive").

Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company or its Subsidiaries. The Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in control of the Company. Accordingly, the Company and Executive agree as follows:

1. Defined Terms.

Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

2. Effective Date; Term.

This Agreement shall be effective as of June 28, 2000 (the "Effective Date") and shall remain in effect until June 27, 2002 (the "Term"); provided, however, that commencing with June 28, 2001 and on each anniversary thereof (each an "Extension Date"), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the applicable Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for two years following the Change of Control.

3. Change of Control Benefits.

(i) If Executive's employment with the Company and its Subsidiaries is terminated at any time within the two years following a Change of Control by the Company and any of its Subsidiaries without Cause or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to, and the Company shall be required to provide, subject to Executive's execution of a general release in favor of the Company substantially in the form attached hereto as Exhibit A (the "Release"), the payments and benefits provided hereafter in this Section 3 and as set forth in this Agreement. If Executive's employment by the Company and any of its Subsidiaries is terminated prior to a Change of Control by the Company and any of its Subsidiaries without Cause in connection with or in anticipation of a Change of Control, Executive shall be entitled to the benefits provided hereafter in Sections 3 and 4 and as otherwise set forth in this Agreement, but only if an anticipated Change of Control actually occurs, and Executive's Termination Date shall be deemed to have occurred immediately following the Change of Control. Notwithstanding the preceding sentence, in the event of any such termination, Executive shall continue to receive Executive's Base Salary at the annual rate in effect immediately prior to such termination (but not less than the annual rate in effect on the date of this Agreement) and any Bonus to which Executive would have been entitled had Executive remained employed until the date of the anticipated Change of Control, provided, however that such Base Salary and Bonus continuation shall end on the date of the anticipated Change of Control or the date that the agreement or other circumstance that would have resulted in the anticipated Change of Control terminates, whichever is applicable.

Notice of termination without Cause or for Good Reason shall be given in accordance with Section 14, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

a. Severance Payments. Within the later of (i) fifteen business days after the Termination Date or (ii) the expiration of the revocation period, if applicable, under the Release (the "Payment Period"), the Company shall pay Executive a cash lump sum equal to:

(1) the Severance Multiple times the greater of Executive's Base Salary in effect (i) immediately prior to the date of the Change of Control or (ii) immediately prior to the event set forth in the notice of termination giving rise to the Termination Date; and

(2) the Severance Multiple times the Target Bonus; and

(3) Executive's Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company or any of its Subsidiaries in the Company fiscal year in which the Executive's termination occurs and the denominator of which shall equal 365.

b. Continuation of Active Employee Benefits. For a period of years following the Termination Date equal to the Severance Multiple, the Company shall provide Executive and Executive's spouse and dependents (each as defined under the applicable program) with medical (including Executive Medical), dental, accidental death and dismemberment, life insurance and long-term disability coverages at the same benefit level, duration and at the same cost to Executive as provided to Executive immediately prior to the Change of Control; provided, however, that, following such period (but in no event after Executive has reached 65), the Company shall continue to provide Executive and Executive's spouse and dependents, medical and life insurance coverage (excluding Executive Medical) comparable to the Company's medical and life insurance coverage provided to Executive and at the same cost to Executive as during the period of years following the Termination Date; provided, further, that if Executive becomes employed by a new employer, (i) continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which Executive becomes enrolled and (ii) long-term disability benefits provided by the new employer shall offset long-term disability benefits provided by the Company. In addition, the period in which Executive is entitled to continued coverage under COBRA shall commence on the Termination Date.

c. Payment of Earned But Unpaid Amounts. Within the Payment Period, the Company shall pay Executive any unpaid Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, all compensation previously deferred by Executive but not yet paid as well as the Company's matching contribution with respect to such deferred compensation and all accrued interest thereon; provided that if Executive is eligible for retirement under the terms of the applicable deferred compensation plan Executive shall receive the deferred compensation and interest pursuant to Executive's election under such plan unless Executive obtains the consent of the Company to receive the deferred compensation and interest in a lump sum or otherwise. In addition, Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Executive shall also receive such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which Executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (c), the "Accrued Benefits").

d. Retirement Benefits. (i) For purposes of eligibility for retirement, for early commencement or actuarial subsidies and for purposes of benefit accruals under any Company defined benefit pension plan (or any such alternative contractual arrangement that the Executive may have with the Company or any of its Subsidiaries), (i) Executive will be credited with an additional number of years of service and age equal to the Severance Multiple beyond that accrued as of the Termination Date, (ii) Executive will become fully vested in any defined benefit pension benefits provided by the Company and (iii) for purposes of calculating Executive's benefit, compensation shall include both Base Salary and Bonus; provided, that, (A) Base Salary applicable to any period of service deemed to occur after the Termination Date will be increased by five percent for each year of such additional service and (B) Executive's Bonus for each such year of additional service shall be based on the Target Bonus percentage; provided, further, that if any benefits afforded by this Agreement, including the benefits arising from the grant of additional service and age, are not provided under the qualified pension plan of the Company, the benefit, or its equivalent in value, shall be provided under a nonqualified pension plan of the Company or the general assets of the Company. Except for benefits payable under the qualified defined benefit pension plan of the Company (which shall be governed by the terms of such plan), the benefits payable under this Section 3(d) shall be paid to Executive by the Company and shall be determined pursuant to the terms of the Harcourt General Inc. Supplemental Executive Retirement Plan as in effect immediately prior to the Change of Control (the "SERP"), after giving effect to the provisions of this Section 3(d); provided that Executive may, if Executive obtains the consent of the Company, receive the benefits payable under this Section 3(d) in a lump sum or otherwise, within the Payment Period using the methodology set forth in Schedule B.

e. Retiree Medical. Following Executive's entitlement to continued active employee benefits pursuant to Section 3(b), if Executive is eligible for retiree medical benefits, using the eligibility criteria in effect immediately prior to the Change of Control, Executive shall be entitled to, and Company shall be required to pay, retiree medical coverage at the same benefit level and at the same cost to Executive as specified by the retiree medical plan in effect immediately prior to the Change of Control; provided, that for all purposes under this Section 3(e), Executive will be credited with an additional number of years of service and age equal to the Severance Multiple beyond that eligible to be taken into account under the retiree medical plan as of the Termination Date.

f. Other Benefits. For a period of years following the Termination Date equal to the Severance Multiple, the Company shall promptly pay (or, in the discretion of Executive, reimburse Executive for all reasonable expenses incurred) for (A) professional outplacement services by qualified consultants selected by Executive (but only until the date Executive first obtains full-time employment after the Termination Date) (not to exceed $25,000), and (B) subject to the terms and conditions in effect immediately prior to the Change of Control, tax preparation fees, estate planning and financial counseling (not to exceed 3% in total of the sum of the amounts payable pursuant to Section 3(a)(1) and 3(a)(2)).

(ii) In the event of a Change of Control during a three-year Performance Period under the Harcourt, Inc. Performance Long-Term Cash Incentive Plan (the "Long-Term Incentive Plan"), Executives who were participants in the Long-Term Incentive Plan shall be entitled to, and the Company shall be required to pay, within the Payment Period, a lump sum cash payment equal to Executive's Equity Share (as defined in the Long-Term Incentive Plan) of a portion of the Incentive Pool (as defined in the Long-Term Incentive Plan) for each such Performance Period equal to the total Incentive Pool for the applicable three-year Performance Period multiplied by a fraction, the numerator of which shall equal the number of days that have elapsed in the Performance Period and the denominator of which shall equal 1,095. The Incentive Pool shall be calculated based on the assumption that all target performance goals were attained through the Change of Control.

4. Equity Pool.

In the event of a Change of Control, Executive shall be entitled to a 8.18% interest in the Equity Pool (an "Equity Share"). Subject to Executive's continued employment with the Company or any of its Subsidiaries, the Equity Share shall be payable in a lump sum cash payment on the date which is six months following the Change of Control (the "Payment Date"); provided, however, that if (i)(A) Executive is terminated by the Company and its Subsidiaries without Cause, (B) Executive's employment terminates due to Executive's death or Permanent Disability or (C) Executive resigns with Good Reason following the Change of Control but prior to the Payment Date or (ii) Executive is terminated prior to the Change in Control, under the circumstances described in Section 3, Executive shall be entitled to the payment of the Equity Share within fifteen business days after (x) such termination of employment or (y) if later, the date of the Change of Control. The Equity Shares shall not be considered compensation under any qualified or nonqualified pension, welfare or deferred compensation plan of the Company.

5. Mitigation.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company or any of its Subsidiaries (or any other person or entity) may have against Executive.

6. Gross-Up.

a. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the "Safe Harbor Amount"), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, are reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 3(a), unless an alternative method of reduction is elected by Executive.

b. All determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche, LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 6(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

c. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d. If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 6, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

7. Termination for Cause.

Nothing in this Agreement shall be construed to prevent the Company or any of its Subsidiaries from terminating Executive's employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Agreement, except for the Accrued Benefits.

8. Indemnification; Director's and Officer's Liability Insurance.

(i) Executive shall retain all rights to indemnification under the Company's Certificate of Incorporation or By-Laws, and (ii) the Company shall maintain Director's and Officer's liability insurance on behalf of Executive, in both cases at the level in effect immediately prior to the Termination Date or immediately prior to the Change in Control, whichever is greater, for a number of years equal to the Severance Multiple following the Termination Date, and throughout the period of any applicable statute of limitations.

9. Arbitration.

All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in Boston, Massachusetts, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be made within 30 days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

10. Costs of Proceedings.

The Company shall pay all costs and expenses of the Company and, at least monthly, Executive in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement; provided that if Executive instituted the proceeding and the arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall reimburse the Company for all costs and expenses of Executive previously paid by the Company pursuant to this Section 10.

11. Assignment.

Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 11 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

12. Withholding.

Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

13. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.

14. Notice.

For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith.

If to the Company: Harcourt General, Inc.

27 Boylston Street

Chestnut Hill, MA 02467

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

15. Entire Agreement; Modification.

This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements expressly concerning the effect of a Change of Control on the relationship between the Company and the other members of the Company and Executive. Except as expressly provided herein, this Agreement shall not interfere in any way with the right of the Company to reduce Executive's compensation or other benefits or terminate Executive's employment, with or without Cause. Any rights that Executive shall have in that regard shall be as set forth in any applicable employment agreement between Executive and the Company. This Agreement may be changed only by a written agreement executed by the Company and Executive.

16. Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 28th day of June, 2000.

HARCOURT GENERAL, INC.

/s/ Richard A. Smith
By: Richard A. Smith
Title: Chairman of the Board

/s/ John R. Cook
EXECUTIVE

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

I. "Act" means the Securities Exchange Act of 1934, as amended.

II. "Base Salary" means Executive's annual rate of base salary in effect on the date in question.

III. "Board" means the board of directors of the Company.

IV. "Bonus" means the amount payable to Executive under the Company's applicable annual incentive bonus plan with respect to a fiscal year of the Company.

V. "Cause" means either of the following:

(1) If Executive has an employment agreement, the definition contained therein; otherwise

(2) (i) conviction of a felony under the laws of the United States or any state thereof, or (ii) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder, or Executive's repeated willful refusal to perform Executive's duties after written notice to Executive and a reasonable opportunity to cure (not including any duties in excess of Executive's duties immediately prior to the Change of Control) which, in each case, results in demonstrable harm to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

VI. "Change of Control" means the first to occur of any of the following:

(1) any "person" or "group" (as described in the Act) becomes or is the beneficial owner of 25% or more of the combined voting power of the then outstanding voting securities with respect to the election of the Board (counting each share of Class B Stock as having ten votes per share), and also holds more of such combined voting power than any group or person who is the beneficial owner, on the Effective Date, of over 20% of the combined voting power of the then outstanding voting securities with respect to the election of the Board. "Person" does not include any Company employee benefit plan, any company the shares of which are held by the Company shareholders in substantially the same proportion as such shareholders held the stock of the Company immediately prior to acquiring the shares of such company, or any testamentary trust or estate;

(2) any merger, consolidation, amalgamation, plan of arrangement, reorganization or similar transaction involving the Company, other than, in the case of any of the foregoing, a transaction in which the Company shareholders immediately prior to the transaction hold immediately thereafter, in the same proportion as immediately prior to the transaction, not less than 66 2/3% of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity (it being understood that if the Class B Stock shall remain outstanding following such transaction, each share of Class B Stock shall be counted as having ten votes per share for purposes of such calculation);

(3) any change in a majority of the Board within a 24-month period unless the change was approved by a majority of the Incumbent Directors;

(4) any liquidation or sale of all or substantially all of the assets of the Company; or

(5) any other transaction so denominated by the Board.

VII. "Class B Stock" means Class B Stock, par value $1.00 per share, of the Company.

VIII. "Code" means the Internal Revenue Code of 1986, as amended.

IX. "Company" means Harcourt General, Inc. and, after a Change of Control, any successor or successors thereto.

X. "Equity Pool" means the product of (i) 75,500,000 multiplied by (ii) the price per share received by shareholders in connection with the Change in Control, as determined by the Board in its sole discretion (the "Share Price") multiplied by (iii) zero if the Share Price is below $45, .55% if the Share Price is $45, .99% if the Share Price is $65 or higher and, if the Share Price is between $45 and $65, as determined by linear interpolation between .55% and .99%.

XI. "Good Reason" means any of the following actions on or after a Change of Control, without Executive's express prior written approval, other than due to Executive's Permanent Disability or death:

(1) any decrease in, or any failure to increase in accordance with an agreement between Executive and the Company or any of its Subsidiaries, Base Salary or Target Bonus;

(2) any material diminution in the aggregate employee benefits afforded to the Executive immediately prior to the Change of Control; for this purpose employee benefits shall include, but not be limited to pension benefits, life insurance and medical and disability benefits;

(3) any diminution in Executive's title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control in which the Company immediately thereafter is no longer publicly held);

(4) any relocation of Executive's principal place of business of 35 miles or more, other than normal travel consistent with past practice; or

(5) Executive's notice of termination of employment within the thirty-day period following the 183rd day following the Change of Control; provided Executive's employment actually terminates within such 30 day period.

Except as provided in (5) above, Executive shall have six months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.

XII. "Incumbent Director" means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

XIII. "Permanent Disability" means inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his regular duties which inability has lasted for six months and is reasonably expected to be permanent.

XIV. "Publicly Traded Company" means a company whose common equity securities (including American Depositary Shares or American Depositary Receipts relating to such equity securities) are traded or quoted on a principal United States, Canadian or European stock market or trading system, and are owned by more than 1,000 shareholders.

XV. "Severance Multiple" means three.

XVI. "Subsidiary" means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

XVII. "Target Bonus" means the greatest of (i) 50% of Executive's Base Salary (as determined in Section 3(a)(1)), (ii) Executive's target Bonus in effect on the date of the Change of Control or (iii) Executive's target Bonus in effect immediately prior to the event set forth in the notice of termination giving rise to the Termination Date.

Schedule B

CALCULATION OF PENSION LUMP SUM AMOUNT

1.     Lump Sum Amount

The lump sum value of the pension benefit payable pursuant to the provisions of Section 3(d) shall be equal to the Actuarial Equivalent of the single life annuity benefit described in the Harcourt General Inc. Supplemental Executive Retirement Plan (SERP) as enhanced by Section 3(d) of this Agreement.

The single life annuity amount above shall be determined at the earliest possible age the employee could retire under the Harcourt General Inc. Retirement Plan (after giving effect to the additional years of age and service granted under Section 3(d)), but not before the Executive's age at the Termination Date plus such additional years of age.

2. Actuarial Equivalent Assumptions

The Actuarial Equivalent of the benefit described in (1) above shall be calculated using the following assumptions:

a. 6% interest, compounded annually

b. no pre-retirement mortality,

c. post-retirement mortality determined under the 1983 Group Annuity Mortality Table, weighted 50% for males and 50% for females.

3. Coordination of Agreement with existing SERP and Retirement Plan

Notwithstanding any provision in the SERP or this Agreement, the benefits provided under this Agreement are intended to enhance the benefits payable under the existing SERP. Accordingly, this Agreement shall be considered an Individual Pension Agreement, which shall have the effect of superseding in full any benefits actually payable under the SERP.

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payments to be made to me by Harcourt General, Inc., or any of its subsidiaries, or its or their successor(s) or assigns (the "Company"), pursuant to the attached Termination Protection Agreement ("TPA") dated June ____, 2000, I agree to and do release and forever discharge the Company, and its respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Act, Age Discrimination in Employment Act, Employee Retirement Income Security Act, Americans with Disabilities Act, or any other federal, state or local legislation or common law relating to employment or discrimination in employment.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights under the TPA; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of the Company which are accrued but unpaid as of the date of my termination; or (iii) my rights to indemnification under any indemnification agreement, applicable law, and certificates of incorporation and bylaws of the Company, and my rights under any directors' and officers' liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company's acknowledgement of my rights reserved under the second paragraph above.

I acknowledge that I have been given not less than [twenty-one (21)] [forty-five (45)] days to review and consider this Waiver and Release of Claims, and that I have had the opportunity to consult with an attorney or other advisors of my choice and have been advised by the Company to do so if I choose. I may revoke this Waiver and Release of Claims seven days or less after its execution by providing written notice to the Company.

Finally, I acknowledge that I have read this Waiver and Release of Claims and understand all of its terms.

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Employee's Signature

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Print Name

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Date Signed